                                                                      Exhibit 21

                          OptiCare Health Systems, Inc.
                              List of Subsidiaries
                               As of March 1, 2005

The following companies are doing business under the trade name OptiCare:

                                                               PERCENT DIRECTLY OR INDIRECTLY
                                                  STATE OF                OWNED BY
                 SUBSIDIARY                    INCORPORATION    OPTICARE HEALTH SYSTEMS, INC.
--------------------------------------------   -------------   ------------------------------

OptiCare Vision Insurance Company, Inc.              SC                      100

OptiCare Systems L.L.C.                              FL                      100

OptiCare Eye Health Network L.L.C.                   NC                      100

OptiCare IPA of New York, Inc.                       NY                      100

Ocucare Systems, Inc.                                FL                      100

OptiCare Eye Health Centers, Inc.                    CT                      100

Accountable Eye Care Associates, Inc.                CA                      100

Georgia Eye Care, Inc.                               GA                       51

AECC Total Vision Health Plan of Texas, Inc.         TX                      100

OptiCare Acquisition Corp.                           NY                      100